Exhibit 12
Covenant Transportation Group, Inc.,
Statement of Computation of Ratio of Earnings to Fixed Charges
(In thousands, except ratios)

	Nine Months Ended September 30,		Year Ended December 31,
	2018		2017		2016		2015		2014		2013
Earnings:
Operating income	$36,671		$28,155		$32,447		$67,782		$39,646		$20,394
Fixed charges (per below)	10,069		12,505		11,989		13,565		18,951		19,694
Distributed income of equity investee	-		1,960		1,470		-		307		65
Less: Interest capitalized	(31)		(45)		(46)		(130)		(80)		(50)
Total earnings	$46,709		$42,575		$45,860		$81,217		$58,824		$40,103

Fixed charges:
Interest expense	$6,368		$8,044		$7,924		$8,182		$10,551		$10,155
Interest capitalized	31		45		46		130		80		50
Capitalized expenses related to indebtedness	10		161		107		243		49		357
Estimated interest factor in rental expense	3,660		4,255		3,912		5,010		8,271		9,132
Total fixed charges	$10,069		$12,505		$11,989		$13,565		$18,951		$19,694

Ratio of earnings to fixed charges	4.6	x	3.4	x	3.8	x	6.0	x	3.1	x	2.0	x

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